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                                                                    Exhibit 23.2

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Managers of AmeriCredit Automobile Receivables Trust 2000-C:


In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of AmeriCredit Automobile Receivables Trust 2000-C as of August 8, 2000 in conformity with accounting principles generally accepted in the United States. This financial statement is the responsibility of the Trust's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP
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Fort Worth, Texas
August 8, 2000